EXHIBIT 99.1

Additional Information:	For Immediate Release
Thomas A. Bessant, Jr.
(817) 335-1100
*******************************************************************************************************************
CASH AMERICA ANNOUNCES GAIN FROM SALE OF RESIDUAL SWEDISH SECURITIES
*******************************************************************************************************************
Fort Worth, Texas (August 8, 2007) — Cash America International, Inc. (NYSE: CSH) announced today that it received gross proceeds in the amount of $16.8 million on the sale of its residual position in its formerly wholly-owned subsidiary, Svensk Pantbelåning. In September 2004, Cash America sold its chain of Swedish pawnshops, Svensk Pantbelåning, for cash and two subordinated notes receivable. One of the notes receivable was convertible into approximately 27.7%, of the parent company of Svensk Pantbelåning on a fully-diluted basis. The recent sale of Svensk Pantbelåning to a third party was completed in early August resulting in the repayment of the receivable plus the value of the equity interest.
The total proceeds of $16.8 million to Cash America represent $12.4 million in the repayment of principal and interest owed on notes receivable and $4.5 million through the sale of its ownership rights under the convertible note. Cash America expects to report a pre-tax gain of approximately $6.0 million in the third quarter of 2007.
Proceeds from the sale will be used for general corporate purposes, including the opportunity to repurchase shares in the open market pursuant to an existing share repurchase authorization, which has approximately 775,000 shares remaining available for repurchase.
Cash America recently released financial results for its second quarter ended June 30, 2007. Net income rose 31%, to $12.5 million (41 cents per share), excluding a $666,000 tax benefit (2 cents per share), compared to $9.5 million (31 cents per share, excluding a one-time gain on asset sale in the second quarter of 2006 equal to $1.4 million, 5 cents per share). Total revenue increased 43% for the three months ended June 30, 2007, to $213.9 million, compared to $149.9 million in the prior year.
     Cash America International, Inc. is a provider of specialty financial services to individuals in the United States with 928 total locations. Cash America is the largest provider of secured non-recourse loans to individuals, commonly referred to as pawn loans, through 492 locations in 22 states under the brand names Cash America Pawn and SuperPawn. The Company also offers short-term cash advances in many of its locations including 296 locations that offer this service under the brand names Cash America Payday Advance and Cashland. Short-term cash advances are also offered over the Internet to customers in the United States and the United Kingdom at http://www.cashnetusa.com and http://www.quickquid.co.uk, respectively. In addition, check cashing services are provided through its 140 franchised and Company-owned “Mr. Payroll” check cashing centers.
     For additional information regarding the Company and the services it provides, visit the Company’s websites located at:
http://www.cashamerica.com
http://www.cashnetusa.com
http://www.cashlandloans.com
http://www.quickquid.co.uk
     Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
     This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries (the “Company”). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in demand for the Company’s services, the actions of third parties who offer products and services at the Company’s locations, fluctuations in the price of gold, changes in competition, the ability of the Company to open new operating units in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, changes in foreign currency exchange rates, changes in the capital markets, changes in tax and other laws and governmental rules and regulations applicable to the Company’s business, the ability to successfully integrate newly acquired businesses into the Company’s operations and other risks indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “plans,” “expects,” “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.
* * *